Exhibit 99.1

NEWS RELEASE
Contact: Donna D’Amico-Annitto	486 North Oliver Road, Bldg. Z
Newton, Kansas 67114
(316) 283-6500

PARK AEROSPACE CORP. ANNOUNCES ELECTION OF CHRIS GOLDNER AS VICE PRESIDENT-FINANCE AND THE PLANNED RETIREMENT OF MATT FARABAUGH AS THE COMPANY’S LONG TIME CFO

Newton, Kansas, Thursday, April 25, 2024…..Park Aerospace Corp. (NYSE-PKE) announced that the Company’s Board of Directors has elected Chris Goldner as Vice President-Finance of the Company. Park also announced that P. Matthew Farabaugh (“Matt”), the Company’s long time Senior Vice President and Chief Financial Officer, plans to retire from the Company at the end of May 2024. Matt joined the Company in October of 2007 and has served as the Company’s CFO since April 2012. Matt has agreed to serve as a consultant to the Company after his retirement. Chris started with Park on March 4, 2024 and has been working with Matt and Park’s accounting staff for the last two months to facilitate the transition. Upon Matt’s retirement, Chris will report to Brian Shore, the Company’s Chairman and CEO, and Chris will serve as the Company’s principal financial officer.

Chris served as Corporate Controller and Interim CFO of Spruce Power Holdings Corporation, a public company located in Boston, Massachusetts, from 2021 through 2023. Prior to that, Chris served in positions of increasing responsibility at Hasbro, Inc., a public company located in Pawtucket, Rhode Island, from 2000 through 2021. Chris’s final position at Hasbro was Vice President, Fiscal Responsibility. Chris received a Bachelor of Science degree in Business Administration from Boston College. Chris is a CPA.

Brian Shore said, “Welcome, Chris, to Park. We are looking forward to working with you over the years to come. We are happy to have you on board.”

Brian continued, “Congratulations, Matt, on your well-deserved retirement. Thank you, for your dedication and service to our Company over the years. It has been a true pleasure to work with you. You have been a great partner to me. You will be missed!”

Park Aerospace Corp. develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. Park’s advanced composite materials include film adhesives (Aeroadhere®) and lightning strike protection materials (Electroglide®). Park offers an array of composite materials specifically designed for hand lay-up or automated fiber placement (AFP) manufacturing applications. Park’s advanced composite materials are used to produce primary and secondary structures for jet engines, large and regional transport aircraft, military aircraft, Unmanned Aerial Vehicles (UAVs commonly referred to as “drones”), business jets, general aviation aircraft and rotary wing aircraft. Park also offers specialty ablative materials for rocket motors and nozzles and specially designed materials for radome applications. As a complement to Park’s advanced composite materials offering, Park designs and fabricates composite parts, structures and assemblies and low volume tooling for the aerospace industry. Target markets for Park’s composite parts and structures (which include Park’s proprietary composite SigmaStrut™ and AlphaStrut™ product lines) are, among others, prototype and development aircraft, special mission aircraft, spares for legacy military and civilian aircraft and exotic spacecraft. Park’s objective is to do what others are either unwilling or unable to do. When nobody else wants to do it because it is too difficult, too small or too annoying, sign us up.

Additional corporate information is available on the Company’s website at www.parkaerospace.com.

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